Exhibit 99


                 UNDERTAKING TO FILE EXHIBITS PURSUANT
             TO ITEM 601(b)(4)(iii)(A) OF REGULATIONS S-K


     The undersigned registrant acknowledges that it has not filed with the Securities and Exchange Commission (the "Commission") copies of certain instruments with respect to long-term debt of the registrant representing obligations not exceeding 10% of the registrant's total assets as of January 1, 1994, pursuant to the provisions of Item 601(b)(4)(iii)(A) of Regulation S-K of the Commission (the "Regulation").

     Pursuant to the Regulation, the undersigned registrant hereby undertakes to furnish to the Commission upon its request a copy of any such instrument, including nine Note Purchase Agreements dated January 30, 1987 between the Company and various parties, in amounts ranging from $500,000 to $18 million and totaling $40 million, nine Note Purchase Agreements dated July 20, 1988 between the Company and various parties, in amounts ranging from $1.5 million to $15 million and totaling $50 million, three Senior Note Agreements dated June 4, 1993 between the Company and various parties, in amounts ranging from $37 million to $93 million and totaling $214 million, and convertible subordinated debentures dated June 15, 1993 totaling $115 million.

     This is the       day of       , 1994.


                                    FOOD LION, INC.
                                    Dan Boone, Vice President of
                                    Finance